Exhibit 10.1

February 1, 2006

Bradley J Carver
770 Boylston Street
Apartment 15H
Boston, MA 02199

Dear Brad:

It is with regret that we accept your resignation as Interim Chairman, Chief Executive Officer, President and Treasurer of GlycoGenesys, Inc. (together with its subsidiaries, SafeScience Products, Inc. and Intentional Gene Group, Inc., “GlycoGenesys” or the “Company”). The Company is grateful for your many years of service and efforts on its behalf.

In the interest of making your transition from the Company as smooth as possible for all parties and mutually beneficial, the Company and you agree to the severance package set forth below.

The specific terms of the Company’s offer (the “Agreement’) are as follows:

1. Termination of Employment. Your resignation as Interim Chairman of the Company’s Board of Directors, Chief Executive Officer, President and Treasurer of the Company is accepted and is effective immediately. In addition, your directorships, titles or offices held with SafeScience Products, Inc. and International Gene Group, Inc. will also terminate immediately.

2. Severance Pay. Both you and the Company agree to treat your resignation a termination for Good Cause (as defined in your Employment Agreement dated September 12, 2002 with the Company (the “Employment Agreement”)) other than as a result of a Change of Control (as defined in the Company’s 2000 Stock Incentive Plan, as amended), you will have the right, and the Company shall provide the salary and benefits owed to you pursuant to the terms of Section 5.3(a) of the Employment Agreement for such a termination. Except as provided in Section 5.3(a) of the Employment Agreement, your participation in all employee benefit plans shall terminate.

3. Consulting Agreement. In order to facilitate a smooth transition that will benefit you and the Company, you and the Company agree to enter into the consulting agreement attached as Exhibit A hereto.

4. Return of Property. You hereby warrant and represent that you have returned to the Company: (a) all originals and copies of all proprietary or confidential information and trade secrets of the Company; (b) all originals and copies of Company files, whether in printed or electronic format; (c) all identification cards, keys, or other means of access to the Company; (d) all Company credit cards that you have been issued by the Company; (e) any and all Company checks or checkbooks; and (f) any other property of the Company in your possession, custody or control.

5. Nondisparagement. You agree that you will not make any false or disparaging statements, in oral, printed, electronic or any other form, about the Company, its past or present directors, officers, employees, representatives, shareholders, advisors, consultants, agents, customers, licensees, licensors or vendors, the Company’s products, processes or technologies, or parties to whom or from whom the Company licenses, buys or sells such products, processes or technologies, or take any other action which is intentionally injurious or harmful to any of the aforementioned parties, or instruct any other party to make or attempt to make any such statements on your behalf.

The Company agrees that it will not make any false or disparaging statements, in oral, printed, electronic or any other form, regarding you or take any other action which is intentionally injurious or harmful to you, or instruct any other party to make or attempt to make any such statements on your behalf.

6. Continuing Obligations. You hereby expressly acknowledge and agree to all continuing obligations set forth in your Employment Agreement, which are expressly incorporated herein, including, without limitation, your obligations with regards to confidential information as set forth in Section 6 of your Employment Agreement; your agreement to assign inventions contained in Section 9 of your Employment Agreement; your agreement not to complete contained in Section 10 of your Employment Agreement; your obligations to return Company documents and tangible media set forth in Section 11 of your Employment Agreement, to the extent that such obligations are not already provided for under this Agreement; and the restrictions on the use of the Company's name as provided for in Section 12 of your Employment Agreement. The Company hereby expressly acknowledges and agrees to all continuing obligations set forth in Section 14 of your Employment Agreement regarding indemnification.

Please be advised that as a director of the Company, you will continue to be subject to the rules of governing the reporting of insider transactions and the imposition of short-swing profit liability under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the filing of Forms 4 and 5 in connection with any purchase or sales (including, without limitation, gifts, transfers to trusts and option exercises) of GlycoGenesys shares or derivatives thereof.

As an insider, you will continue to be subject to the legal prohibition of selling or trading on inside information and to all Company policies regarding the same. As you know, violations thereof subject one to civil and criminal liability.

In addition, as a director of the Company you will continue to be subject to Rule 144 promulgated under the Securities Act of 1933 as an affiliate and will be subject to certain limitations on your ability to sell shares into the market.

7. General Release. As a material inducement to the Company to enter into this Agreement and as part of the consideration for the severance pay and other benefits offered to you, you hereby release and discharge the Company, its parents, subsidiaries, affiliates, successors, and assigns, or any of these entities’ past, present or former directors, officers, employees, representatives, shareholders, advisors, consultants, agents, customers, licensees, licensors or vendors (“Released Parties”) from any and all claims of any nature whatsoever, known or unknown, which you now have, or at any time may have had, against the Released Parties up to and including the date of this Agreement (“Claims”). This General Release of Claims includes, without limitation, any Claims related to your employment with the Company, your activities on behalf of the Company, and the termination of your employment with the Company, Claims of wrongful discharge, Claims of discrimination under the common law or any federal or state statute, Claims relating to the Company’s intellectual property, confidential and proprietary information and trade secrets, Claims of misrepresentation, Claims of detrimental reliance, and all other statutory, common law or other claims of any nature whatsoever. With respect to the Claims you are waiving herein, you are waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or government agency.

The Company agrees to release and discharge you from any and all claims of any kind or nature which it may presently have against you up to and including the date of this Agreement, provided that the Company’s release and discharge of you shall be null and void if the Company is subjected to any lawsuit, claim, charge, demand or investigation of any kind, criminal or civil, based on, concerning, or arising from, in whole or in part, any conduct in which you have engaged, whether or not such conduct was undertaken in connection with your employment with the Company or your membership on the Company’s Board of Directors.

8. Non-Filing of Complaint or Charges. You hereby represent, warrant and acknowledge that you have not filed or asserted any cause of action, claim, charge or other cause or action or proceeding against the Company, its parents, subsidiaries, affiliates, successors, and assigns, or any of these entities’ past, present or former directors, officers, employees, representatives, shareholders, advisors, consultants, agents, customers, licensees, licensors or vendors.

9. Voluntary Agreement. You agree and acknowledge that you have thoroughly reviewed and understand the effect of this Agreement and its General Release before taking action upon them, and have entered into this Agreement knowingly, willingly and voluntarily.

10. Miscellaneous. This Agreement constitutes the full understanding and entire Agreement between you and the Company and supersedes any other agreements of any kind, whether oral or written, formal or informal, except as specifically set forth above. You represent and acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties.

You agree that the failure of the Company at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Company’s full right or ability to require performance of the same or any other provisions of this Agreement at any time thereafter.

You acknowledge and agree that should you breach, attempt to breach or threaten to breach any part of this agreement, the Company shall have no further obligation under this Agreement and the Company shall be entitled to recover any monies paid under this Agreement and any other damages arising from such breach, attempted breach or threatened breach, including but not limited to its costs and attorneys’ fees incurred in pursuing such recovery. In addition, you acknowledge and agree that should you breach, attempt to breach or threaten to breach any part of this Agreement, the Company will suffer irreparable harm; that its remedies at law will be inadequate; and that the Company will be entitled to appropriate injunctive relief and other equitable relief in addition to its legal remedies.

The Company acknowledges and agrees that should it breach, attempt to breach or threaten to breach any part of this Agreement, you will suffer irreparable harm; that your remedies at law will be inadequate; and that you will be entitled to appropriate injunctive relief and other equitable relief in addition to your legal remedies.

This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addresser) and if either (a) actually delivered in fully legible form to such address, (b) in the case of a letter, two (2) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified, (c) the next business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) the date of transmission, if such notice or communication is delivered via facsimile:

GlycoGenesys, Inc.
31 St. James Avenue, 8th Floor
Boston, MA 02116
Fax: (617) 422-0675
Attention: General Counsel

With copy to:
Torys LLP
237 Park Avenue
New York, NY 10017
Fax: (212) 682-0200
Attention: Cheryl V. Reicin, Esq.

Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or enforceable portion, term or provision shall be deemed not to be part of this Agreement.

The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

* * * * *

We look forward to your continued efforts on the Company’s behalf in your capacity as a consultant.

Sincerely yours,

/s/ John W. Burns
GlycoGenesys, Inc.

By signing this Agreement, I hereby accept its terms. In so doing, I state that I have read it, I understand it, I accept it in its entirety, and I have signed it knowingly and voluntarily.

/s/ Bradley J Carver
Bradley J Carver
Date:	February 1, 2006
Witness:	/s/ William Fabbri
Print Name:	William Fabbri
Date:	February 1, 2006